Exhibit 99.1

Contact:	Frederick W. Driscoll

VP, Chief Financial Officer and Treasurer

Novavax, Inc.

240-268-2000

NOVAVAX Reports Second Quarter 2012 Financial Results

Rockville, MD (August 3, 2012)–/GlobeNewswire, Inc. /-Novavax, Inc. (Nasdaq: NVAX) today announced its financial results for the second quarter and six months ended June 30, 2012.

Second Quarter 2012 and Subsequent Highlights:

•	Reported positive safety and immunogenicity top-line results from the company’s Phase II clinical trial of its quadrivalent seasonal influenza virus-like particle (VLP) vaccine candidate. The vaccine candidate was well tolerated and demonstrated immunogenicity against all four viral strains studied. Novavax plans to initiate further Phase II testing next year under the company’s vaccine development contract with Department of Health and Human Services’ Office of Biomedical Advanced Research and Development Authority (HHS BARDA).
•	Launched two Phase I clinical trials of Novavax’s A/H5N1avian influenza vaccine candidate also under the company’s contract with HHS BARDA. The trials are fully enrolled, and randomized healthy subjects in six treatment groups are being evaluated to determine the vaccine candidate’s safety and immunogenicity. Results are expected in the fourth quarter of this year.
•	Announced collaboration with PATH along with an initial award of approximately $2 million in funding to support clinical testing of the company’s respiratory syncytial virus (RSV) vaccine candidate. These funds will be used to support a Phase II dose-ranging study in women of child-bearing age which is scheduled to begin during the second half of this year.
•	Launched a new collaboration with CPL Biologicals and the International Centre for Genetic Engineering and Biotechnology to develop a new VLP-based malaria vaccine in India. The project is funded by the government of India and will be managed by India’s non-profit Malaria Vaccine Development Program.
•	Reported progress under the company’s RSV vaccine program at the first Modern Vaccines, Adjuvants and Delivery Systems conference in Copenhagen. Dr. Gregory Glenn discussed new insights regarding the immune responses to the company’s RSV F vaccine candidate versus natural infections that indicate that only the RSV F nanoparticle induces palivizumab-like antibodies.
•	Strengthened the Company’s balance sheet by completing a $12.1 million equity offering.

“In the second quarter we made solid progress in our vaccine programs and laid a strong foundation for what should be a very eventful year to come. We continued to advance our vaccine programs by launching new partnerships, generating positive new data for vaccine candidates, and raising incremental capital,” said Stanley C. Erck, President and Chief Executive Officer of Novavax. “Our seasonal and pandemic influenza vaccine candidates will move into later-stage testing next year providing insight and validation into their clinical and commercial potential. We are excited about our new collaboration with PATH which will allow us to launch a Phase II clinical trial of our RSV vaccine candidate in women of childbearing age in the fourth quarter. In the meantime, we are working diligently to complete our ongoing Phase I clinical trials for our A/H5N1avian influenza vaccine candidate and anticipate releasing top-line data in the fourth quarter.”

Second Quarter and First Half 2012 Financial Results

The company reported a net loss of $5.9 million, or $0.05 per share, for the second quarter of 2012, compared to a net loss of $5.0 million, or $0.04 per share, for the second quarter of 2011. For the six months ended June 30, 2012, the net loss was $13.3 million, or $0.11 per share, compared to a net loss of $12.4 million, or $0.11 per share, for the same period in 2011.

Revenue in the second quarter of 2012 increased to $7.1 million as compared to $3.0 million for the same period in 2011, which represents a 137% increase, as a result of the Company’s contract with the HHS BARDA. In conjunction with this increased HHS BARDA revenue, cost of revenue increased to $5.1 million in the second quarter of 2012 as compared to $1.2 million for the same period in 2011. Research and development expenses increased to $5.2 million in the second quarter of 2012 as compared to $4.4 million for the same period in 2011, primarily due to higher employee-related costs and expenses associated with our new manufacturing facility. General and administrative expenses decreased to $2.7 million in the second quarter of 2012 as compared to $3.3 million for the same period in 2011 primarily resulting from lower employee-related costs, including severance expenses, partially offset by non-cash expenses associated with our new office facility.

As of June 30, 2012, the company had $26.5 million in cash and cash equivalents and short-term investments compared to $18.3 million as of December 31, 2011. During the first half of 2012, the company has raised approximately $20 million from the sale of common stock. Net cash used in operating activities for the first half of 2012 was $10.3 million compared to $17.4 million for the same period in 2011, a 41% reduction from the prior year period due primarily to revenue under the HHS BARDA contract.

Conference Call

Novavax’s management will host its quarterly conference call today at 10:00 a.m. EDT. The live conference call will be accessible on Novavax’s website at www.novavax.com under “Investor Info/Events” or by telephone at 1 (877) 212-6076 (Domestic) or 1 (707) 287-9331 (International). A replay of the webcast will be available on the Novavax website for 60 days after the call and a replay of the conference call will be available beginning today at 1:00 p.m. through August 5, 2012. To access the replay of the conference call, dial 1 (855) 859-2056 (Domestic) or 1 (404) 537-3406 (International) and enter passcode 15060377.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating novel vaccines to address a broad range of infectious diseases worldwide. Using innovative virus-like particle (VLP) and recombinant nanoparticle vaccine technology, as well as new and efficient manufacturing approaches, the company produces novel vaccine candidates to combat diseases, with the goal of allowing countries to better prepare for and more effectively respond to rapidly spreading infections. Novavax is committed to using its technology platforms to create geographic-specific vaccine solutions and is therefore involved in several international partnerships, including collaborations with Cadila Pharmaceuticals of India and LG Life Sciences of Korea. Together, these companies have worldwide commercialization capacity and the global reach to create real and lasting change in the biopharmaceutical field. Additional information about Novavax is available on the company’s website, www.novavax.com.

Forward Looking Statements

Statements herein relating to the future of Novavax, its business opportunities, economic performance and its ongoing development of its vaccine products are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2011, and filed with the Securities and Exchange Commission. Novavax cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. Investors, potential investors, and others should give careful consideration to risks and uncertainties and are encouraged to read Novavax filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and Novavax undertake no obligation to update or revise any of the statements.

NOVAVAX, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenue	$7,103	$3,001	$11,745	$3,835

Costs and expenses:
Cost of revenue	5,118	1,231	8,903	1,574
Research and development	5,176	4,353	10,254	9,424
General and administrative	2,664	3,338	5,910	6,188
Total cost and expenses	12,958	8,922	25,067	17,186
Loss from operations	(5,855)	(5,921)	(13,322)	(13,351)
Interest income (expense), net	36	36	66	80
Change in fair value of warrant liability	(101)	1,304	―	1,237
Loss from operations before income tax	(5,920)	(4,581)	(13,256)	(12,034)
Income tax expense	―	412	―	412
Net loss	$(5,920)	$(4,993)	$(13,256)	$(12,446)

Basic and diluted net loss per share	$(0.05)	$(0.04)	$(0.11)	$(0.11)
Basic and diluted weighted average
number of common shares outstanding	126,925	112,821	123,741	112,009

SELECTED BALANCE SHEET DATA

(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)
Cash and cash equivalents	$15,334	$14,104
Short-term investments	11,202	4,205
Total current assets	34,978	26,109
Working capital	25,556	18,530
Total assets	76,977	66,576
Total notes payable	400	320
Total stockholders’ equity	61,079	53,849

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